EXHIBIT 11
                 Statement re: Computation of Per Share Earnings

                                          Three Months Ended Three Months Ended
                                            March 31, 1998     March 31, 1997
                                          ------------------ -------------------
Basic Net Income(Loss) per Common Share:
Numerator:
   Net income(loss) for the period               $ (389,186)         1,114,242
   Series A Preferred Stock Dividends               (75,000)           -
                                                     ------           --------
   Net income(loss) attributable to
     common shares                                $ (464,186)         1,114,242
                                                 ===========         =========
Denominator:
   Actual common shares outstanding:
      Beginning of period                          1,897,780          1,771,127
       End of period                               1,897,780          1,771,127
       Weighted average for the period
        (Based on the actual time which
          the incremental shares, if any,
           were outstanding)                       1,897,780          1,771,127
                                                    =========          =========

Basic net income(loss) per common share           $    (0.24)              0.63
                                                        =====              =====


Diluted Net Income(Loss) per Common Share:
Numerator:
  Net income(loss) attributable to common
   shares                                          $ (464,186)        1,114,242
                                                  ===========          =========
Denominator:
  Weighted average common shares outstanding        1,897,780         1,771,127
  Effect of common share equivalents resulting
    from "in-the-money" stock options outstanding
    during the period                                     -  *           50,867
                                                    -----------       ---------

  Weighted average number of common and
    common equivalent shares used to calculate
    diluted net income(loss)  per common share      1,897,780         1,821,994
                                                    =========         =========

Diluted net income(loss) per common share            $  (0.24)             0.61
                                                        =====             =====


* Note: The assumed conversion of the convertible debentures and the Series A preferred stock and the effect of "in-the-money" stock options were excluded from the 1998 computation of diluted net income(loss) per share because the effects are antidilutive.